NEWS RELEASE

[LOGO]                           CONTACT:
American General Finance         Bryan A. Binyon, Treasurer
A Subsidiary of American General 812/468-5195
   Corporation
P.O. Box 59, Evansville, Indiana 47701


AMERICAN GENERAL FINANCE CORP.  REPORTS
1996 RESULTS AND OFFERS PORTFOLIOS FOR SALE

EVANSVILLE, IN, FEBRUARY 4, 1997.--American General Finance
Corporation reports 1996 operating earnings of $140 million compared to $92 million for 1995 which included a significant increase in allowance for losses. The company also announces the decision to sell underperforming bank credit card and satellite dish receivables totaling approximately $900 million. Net income for the year was $51 million following an $88 million aftertax charge to establish a valuation reserve associated with the portfolios now classified as assets held for sale.

The company reached the decision to segregate and offer to sell these portfolios in conjunction with rebalancing credit risk and return of the overall receivable portfolio.
American General Finance's credit quality has been significantly impacted by the satellite and bank credit card portfolios during 1996, while delinquencies in the company's core branch-based lending operations have remained relatively stable compared to the credit quality pressures being experienced industry-wide.

During 1996, management's focus on rebalancing the receivable portfolio credit risk resulted in more than $800 million of real estate receivable growth and lower volumes in previously fast-growing higher risk receivables. With the real estate growth and reclassification of credit card and satellite receivables as assets held for sale, real estate secured receivables accounted for 49% of the receivable portfolio, compared to 34% at year-end 1995.

Total portfolio, 60-day+ delinquencies at year-end 1996,
which excludes the reclassified receivables, were 3.84% at
the end of 1996 down from 4.29% at the end of the prior
quarter and  4.15% at year-end 1995.   The charge off rate
was 5.51% of receivables for the year compared to 3.77% for
1995.   Excluding the reclassified receivables, the 1996
charge off rate would have been 4.74% compared to 3.27% in 1995. The allowance for losses was 5.18% of total receivables at year-end 1996 compared to 5.88% a year ago.
The allowance decrease reflects the reclassification of the receivables to assets held for sale and the higher percentage of lower risk real estate secured receivables.

While delinquencies and charge-offs are expected to remain above desired levels for the near term, management continues to implement improvement programs addressing the credit quality issues that resulted from rapid growth in 1994 and 1995. In addition to the portfolio rebalancing, the improvement programs include higher underwriting standards, revised branch incentive compensation, and the implementation of credit scoring for increased control and monitoring capabilities.

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.5 billion and operates 1,350 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to
2.5 million customer accounts. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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FINANCIAL HIGHLIGHTS:                   AGFC
(Dollars in Millions)

For the Year Ended December 31,         1996      1995
Total Revenues                          $1,709    $1,789
Operating Earnings                      $140      $92
Net Income                              $51       $92
Finance Charge Yield                    17.84%    18.01%
Net Charge-offs                         5.51%     3.77%
Return on Assets                        0.55%     0.98%
Return on Equity                        3.55%     6.49%

For the Quarter ended December 31,      1996      1995
Total Revenues                          $423      $451
Net Income                              ($60)     ($90)
Finance Charge Yield                    17.32%    17.94%
Net Charge-offs                         5.71%     6.04%

At:                                     12/31/96  12/31/95
Total Assets                            $9,503    $9,485
Real Estate Loans                       $3,652    $2,817
Non-Real Estate Loans                   2,460     2,694
Retail Sales Contracts                  955       1,189
Private Label                           376       943
Credit Cards                                -     558
   Total Net Finance Receivables        $7,443    $8,201

Assets Held for Sale                    $669           -

Allowance for Finance Receivable Losses 1996      1995
Balance at beginning of period          $482      $226
Provision for finance receivable
  losses                                410       574
Allowance reclassified to Assets
     Held for Sale                      (70)      -
Charge-offs, net of recoveries          (437)     (311)
Other                                       -     (7)
   Balance at end of period             $385      $482

60-Day+ Delinquency Ratios              12/31/96  12/31/95
Real Estate Loans                       2.23%     2.01%
Non-Real Estate Loans                   6.43      6.37
Retail Sales Contracts                  2.90      3.01
Private Label                           3.32      4.77
Credit Cards                               -      4.85
        Total                           3.84%     4.15%